PTC Announces Fiscal SECOND Quarter 2021 Results

Solid ARR, Revenue, EPS, and Cash Flow Performance for the second quarter and first half of 2021

BOSTON, MA, April 28, 2021 - PTC (NASDAQ: PTC) today reported financial results for its fiscal second quarter ended March 31, 2021.

“Our performance in the second quarter and the first half of 2021 reflects continued strong execution across all our businesses.  We delivered double-digit top line growth with expanding margins, leading to strong operating and free cash flows,” said James Heppelmann, President and CEO, PTC.

“I am especially excited about our pure-SaaS CAD and PLM solutions.  In its first quarter as part of PTC, Arena Solutions delivered record bookings, while Onshape bookings are tracking to more than 100% growth for the year. These impressive results clearly demonstrate the increasing investment that customers are making in SaaS solutions,” said Heppelmann. “With the strong leadership position we have captured in SaaS, PTC is poised to capitalize on this transition in the market.”

“Perhaps more importantly, customers continue looking to PTC as a strategic partner in their digital transformation initiatives aimed to reduce costs and time to market, increase productivity, and transform their customer experience and engagement,” continued Heppelmann. “Our Core CAD and PLM business continues to outpace the market, and FSG bookings were strong. With our continued investment in differentiated technologies, we look forward to building on our strong performance in the first half of fiscal 2021.”

Second quarter 2021 highlights1

Key operating and financial highlights are set forth below. For additional details, please refer to the Q2’21 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

•

ARR was $1.39 billion in Q2’21, representing growth of 18%, or 15% in constant currency, compared to Q2’20, reflecting strong performance in our Core and Growth businesses as well as Arena. Organic growth was 14% in Q2’21, or 11% in constant currency, compared to Q2’20.

•

Revenue was $462 million in Q2’21 compared to $360 million in Q2’20, growth of 28%, or 22% in constant currency, driven primarily by strong execution, as well as the impact of up-front license revenue recognition under ASC 606, and a modest contribution from Arena.

•	Cash flow from operations was $122 million and free cash flow was $116 million in Q2’21, compared to Q2’20 cash flow from operations of $88 million and free cash flow of $82 million.
•	Operating margin was 22% in Q2’21, compared to 14% in Q2’20. Non-GAAP operating margin in Q2’21 was 37%, compared to 29% in Q2’20.
•	Total cash and cash equivalents as of the end of Q2’21 was $326 million; total debt, net of deferred issuance costs, was $1.5 billion. We repaid $80 million on our revolver in Q2’21.

Fiscal 2021 Guidance

“PTC delivered strong ARR, Revenue, EPS, Operating Cash Flow and Free Cash Flow in the second quarter. We are updating guidance to reflect Q2 performance and the changing currency impact we saw in the quarter. On a constant currency basis, we remain on track to deliver against our full year guidance,” said Kristian Talvitie, EVP and CFO, PTC.

Our FY’21 financial guidance includes the assumptions below:

•	Macroeconomic conditions related to the COVID-19 crisis improve in the second-half of FY’21.
•	Organic ARR growth of 10% to 12% on a constant currency basis and Arena contributes ~400 basis points of ARR growth.
•

Changes in foreign currency versus prior guidance effectively eliminate the prior ~200 bps currency tailwind to ARR.  Our current guidance assumes that currency effects in FY’21 are now relatively flat with FY20.

•	FY’21 ARR growth is inclusive of a ~2% headwind from lower Deferred ARR exiting FY’20, primarily due to lower bookings in FY’20 reflecting the effect of the COVID pandemic.
•	ARR YoY growth rates, on an organic constant currency basis, are expected to be approximately linear each quarter throughout FY’21.
•	Organic churn improves ~100 bps YoY.
•

GAAP tax rate is expected to be ~20%, including a benefit of $42 million related to the tax effects for Arena Solutions and an approximately $34 million tax reserve related to an ongoing tax matter in a non-US jurisdiction. Non-GAAP tax rate is expected to be ~19%.

In millions except per share amounts	Previous Guidance	Revised Guidance	YoY
ARR	$1,470 - $1,500	$1,445 - $1,470	14% - 16%
Cash from Operations	~$365		~55%
Free Cash Flow (1)	~$340		~60%
Revenue (2)	$1,690 - $1,730	$1,710 - $1,740	17% - 19%
GAAP Operating Margin (2)	15% - 16%	15% - 17%	150 bps – 300 bps
Non-GAAP Operating Margin (2)	30% - 31%	31% -32%	200 bps – 300 bps
GAAP EPS (2)	$0.82 - $0.94	$1.38 - $1.59	23% - 41%
Non-GAAP EPS (2)	$3.05 - $3.25	$3.18 - $3.39	24% - 32%

(1)

Cash from operations and free cash flow include ~$16 million of restructuring payments, ~$14 million of acquisition-related payments, ~$14 million un-forecasted payment related to a non-U.S. tax dispute, and ~$8 million of incremental interest related to the Arena acquisition; free cash flow is net of capital expenditures of ~$25 million.

(2)

The FY’21 non-GAAP guidance excludes the estimated items outlined in the table below, as well as any additional tax effects and discrete tax items (which are not known or reflected). Our FY’21 non-GAAP guidance also excludes tax expense of ~$34 million related to a non-US tax exposure primarily related to foreign withholding taxes and a tax benefit of ~$42 million related to Arena Solutions.

In millions	FY’21
Acquisition-related charges	$14
Intangible asset amortization expense	$59
Stock-based compensation expense	$186
Restructuring charges	$1
Total Estimated Pre-Tax GAAP adjustments	$260

[1]

We include operating and non-GAAP financial measures in our operational highlights. The detailed definitions of these items and reconciliations of Non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

PTC’s Fiscal Second Quarter 2021 Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, April 28, 2021.

To participate in the live conference call, dial (833) 670-0719 or (236) 714-2933 and provide the passcode 5879049, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition-related and other transactional charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” on page 25 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. In the first six months of FY’21, we incurred tax expense related to a reserve for a South Korean tax exposure established in the period which is excluded from our non-GAAP financial measures as it is related to prior periods and not included in management’s view of Q2’21 results for comparative purposes. In Q2’21, we incurred a tax benefit related to the release of a valuation allowance as a result of the Arena acquisition. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, this benefit has been excluded from our non-GAAP financial measures.

Free Cash Flow - PTC provides information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. As a reminder, following the acquisition of Arena Solutions, we intend to target a Debt/EBITDA ratio of 3x and will assess stock repurchases in that context. Free cash flow is net cash provided by (used in) operations net of capital expenditures.  Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency Change Metric - We present CC information for ARR and revenue to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2020, rather than the actual exchange rates in effect during that period.

Operating Measures

ARR - To help investors understand and assess the performance of our business as an on-premise subscription company we provide an ARR (Annual Run Rate) operating measure.  ARR represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period. ARR includes orders placed under our Strategic Alliance Agreement with Rockwell Automation, including orders placed to satisfy contractual minimum commitments.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from customers.

Deferred ARR (DARR) - DARR represents the incremental annualized exit value of customer contracts that are committed as of the end of the reporting period to start or increase in value in a future period.

Because these measures represent the annualized value of customer contracts as of a point in time, they do not represent revenue for any particular period or remaining revenue that will be recognized in future periods.

Bookings - We define Bookings as the annualized value, based on the final month of the contract, of new renewable software contracts committed to in a period. For contracts with terms of less than one year that are not associated with an existing contract, the booking is equal to the total contract value.

Bookings can flow into ARR or DARR, depending on the start date of the contract, or in the case of ramp deals, the start dates of each subsequent tranche of the ramp.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations and targets, debt repayment and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the COVID-19 pandemic, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; we may be unable to generate sufficient operating cash flow to repay our outstanding debt when or as we expect or to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits or other matters could preclude such repayment and/or repurchases; foreign exchange rates may differ materially from those we expect; and orders associated with minimum purchase commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers, which could cause the ARR associated with those orders to churn.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC unleashes industrial innovation with award-winning, market-proven solutions that enable companies to differentiate their products and services, improve operational excellence, and increase workforce productivity. With PTC and its partner ecosystem manufacturers can capitalize on the promise of today’s new technology to drive digital transformation.

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PTC Investor Relations Contact

Emily Walt

Senior Director, Investor Relations

ewalt@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020

Revenue:
Recurring revenue	$414,845	$315,862	$799,803	$621,230
Perpetual license	6,922	8,218	15,385	17,216
Professional services	40,018	35,523	75,648	77,267
Total revenue (1)	461,785	359,603	890,836	715,713

Cost of revenue (2)	89,448	83,027	176,278	170,432

Gross margin	372,337	276,576	714,558	545,281

Operating expenses:
Sales and marketing (2)	129,178	107,438	253,903	215,042
Research and development (2)	72,545	59,954	143,380	125,262
General and administrative (2)	60,805	33,629	110,333	78,186
Amortization of acquired intangible assets	7,650	7,288	14,197	14,065
Restructuring and other charges, net	469	18,242	716	32,276
Total operating expenses	270,647	226,551	522,529	464,831

Operating income	101,690	50,025	192,029	80,450
Other expense, net	(15,333)	(34,247)	(28,265)	(45,641)
Income before income taxes	86,357	15,778	163,764	34,809
Provision (benefit) for income taxes	(22,905)	8,622	30,987	(7,802)
Net income	$109,262	$7,156	$132,777	$42,611

Earnings per share:
Basic	$0.94	$0.06	$1.14	$0.37
Weighted average shares outstanding	116,777	115,606	116,587	115,401

Diluted	$0.92	$0.06	$1.13	$0.37
Weighted average shares outstanding	118,331	116,017	117,966	115,856

(1) See supplemental financial data for revenue by license, support, and professional services. FY'21 recurring revenue includes a $3.8 million adjustment related to the fair value of acquired deferred revenue.

(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020
License revenue (1)	$198,011	$127,607	$375,186	$251,037
Support and cloud services revenue (2)	223,756	196,473	440,002	387,409
Professional services revenue	40,018	35,523	75,648	77,267
Total revenue (2)	$461,785	$359,603	$890,836	$715,713

(1) License revenue includes the portion of subscription revenue allocated to license.
(2) FY'21 support and cloud services revenue includes a $3.8 million adjustment related to the fair value of acquired deferred revenue.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020
Cost of revenue	$4,506	$3,000	$8,940	$6,043
Sales and marketing	13,305	7,146	28,304	14,598
Research and development	7,921	4,765	16,364	11,697
General and administrative	19,008	5,573	37,220	16,082
Total stock-based compensation	$44,740	$20,484	$90,828	$48,420

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020

GAAP gross margin	$372,337	$276,576	$714,558	$545,281
Stock-based compensation	4,506	3,000	8,940	6,043
Amortization of acquired intangible assets included in cost of revenue	7,117	6,879	13,384	13,678
Non-GAAP gross margin	$383,960	$286,455	$736,882	$565,002

GAAP operating income	$101,690	$50,025	$192,029	$80,450
Stock-based compensation	44,740	20,484	90,828	48,420
Amortization of acquired intangible assets	14,767	14,167	27,581	27,743
Acquisition-related and other transactional charges	10,310	261	14,226	7,390
Restructuring and other charges, net	469	18,242	716	32,276
Non-GAAP operating income (1)	$171,976	$103,179	$325,380	$196,279

GAAP net income	$109,262	$7,156	$132,777	$42,611
Stock-based compensation	44,740	20,484	90,828	48,420
Amortization of acquired intangible assets	14,767	14,167	27,581	27,743
Acquisition-related and other transactional charges	10,310	261	14,226	7,390
Restructuring and other charges, net	469	18,242	716	32,276
Non-operating charges (2)	-	15,000	-	15,000
Income tax adjustments (3)	(51,703)	(6,855)	(24,552)	(38,821)
Non-GAAP net income	$127,845	$68,455	$241,576	$134,619

GAAP diluted earnings per share	$0.92	$0.06	$1.13	$0.37
Stock-based compensation	0.38	0.18	0.77	0.42
Amortization of acquired intangibles	0.12	0.12	0.23	0.24
Acquisition-related and other transactional charges	0.09	-	0.12	0.06
Restructuring and other charges, net	-	0.16	0.01	0.28
Non-operating charges	-	0.13	-	0.13
Income tax adjustments	(0.44)	(0.06)	(0.21)	(0.34)
Non-GAAP diluted earnings per share	$1.08	$0.59	$2.05	$1.16

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020
GAAP operating margin	22.0%	13.9%	21.6%	11.2%
Stock-based compensation	9.7%	5.7%	10.2%	6.8%
Amortization of acquired intangibles	3.2%	3.9%	3.1%	3.9%
Acquisition-related and other transactional charges	2.2%	0.1%	1.6%	1.0%
Restructuring and other charges, net	0.1%	5.1%	0.1%	4.5%
Non-GAAP operating margin	37.2%	28.7%	36.5%	27.4%

(2)	We recognized $15 million of expense in the second quarter of 2020 related to penalties for the early redemption of the 6.000% Senior Notes due in 2024.
(3)

We have recorded a full valuation allowance against our U.S. net deferred tax assets. As we are profitable on a non-GAAP basis, the 2021 and 2020 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. In Q2’21 and Q1'20, our GAAP results included benefits of $42.3 million and $21.2 million, respectively, related to the release of a valuation allowance as a result of the Arena and Onshape acquisitions. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, these benefits have been excluded. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, our non-GAAP results for the first six months of FY'21 exclude tax expense of $34.2 million related to a non-U.S. tax exposure, primarily related to foreign withholding taxes.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
	2021	2020

ASSETS

Cash and cash equivalents	$326,081	$275,458
Marketable securities	-	59,099
Accounts receivable, net	434,533	415,221
Property and equipment, net	97,260	101,499
Goodwill and acquired intangible assets, net	2,603,942	1,863,356
Lease assets, net	148,684	149,933
Other assets	570,721	518,172

Total assets	$4,181,221	$3,382,738

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$492,421	$426,465
Debt, net of deferred issuance costs	1,508,389	1,005,314
Lease obligations	206,384	215,023
Other liabilities	323,494	297,688
Stockholders' equity	1,650,533	1,438,248

Total liabilities and stockholders' equity	$4,181,221	$3,382,738

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020

Cash flows from operating activities:
Net income	$109,262	$7,156	$132,777	$42,611
Stock-based compensation	44,740	20,484	90,828	48,420
Depreciation and amortization	21,334	20,605	40,169	40,193
Amortization of right-of-use lease assets	9,565	10,386	18,956	19,143
Accounts receivable	(20,169)	(14,127)	(9,854)	20,187
Accounts payable and accruals	(4,025)	17,476	(896)	1,954
Deferred revenue	53,061	52,345	52,210	17,393
Income taxes	(49,481)	(1,113)	(4,944)	(43,815)
Other	(42,595)	(25,395)	(83,792)	(50,757)
Net cash provided by operating activities	121,692	87,817	235,454	95,329

Capital expenditures	(5,385)	(5,536)	(8,242)	(10,243)
Acquisition of businesses, net of cash acquired (1)	(717,198)	(771)	(717,198)	(468,520)
Borrowings (payments) on debt, net	520,000	520,000	502,000	975,000
Net proceeds associated with issuance of common stock	10,484	8,980	10,484	8,980
Payments of withholding taxes in connection with vesting of stock-based awards	(2,742)	(722)	(27,242)	(23,571)
Debt Issuance Costs	-	(15,261)	-	(16,266)
Net proceeds from (purchases of) marketable securities (2)	-	(87)	58,469	(180)
Other financing & investing activities	5,556	3,070	(3,632)	2,200
Foreign exchange impact on cash	(5,010)	(7,731)	543	(5,740)

Net change in cash, cash equivalents, and restricted cash	(72,603)	589,759	50,636	556,989
Cash, cash equivalents, and restricted cash, beginning of period	399,199	237,919	275,960	270,689
Cash, cash equivalents, and restricted cash, end of period	$326,596	$827,678	$326,596	$827,678

	Three Months Ended		Six Months Ended
	March 31,	March 28,	March 31,	March 28,
	2021	2020	2021	2020
Cash provided by operating activities	$121,692	$87,817	$235,454	$95,329
Capital expenditures	(5,385)	(5,536)	(8,242)	(10,243)
Free cash flow (3)	$116,307	$82,281	$227,212	$85,086

(1)	In the second quarter of 2021, we acquired Arena for approximately $715 million, net of cash acquired. In the first quarter of 2020, we acquired Onshape for $469 million, net of cash acquired.
(2)	In the first quarter of 2021, we sold all of our available-for-sale securities.
(3)

Free cash flow includes $4.5 million and $11.7 million of restructuring payments in the three and six months ended March 31, 2021, respectively, compared with $18.0 million and $21.3 million in the three and six months ended March 28, 2020.  Free cash flow includes $8.2 million and $11.1 million of acquisition-related payments for the three and six months ended March 31, 2021, respectively, compared with $2.1 million and $8.6 million in the three and six months ended March 28, 2020.